Exhibit 1.2

Equity Forward Transaction

Date:

To:	Colonial Bancgroup, Inc.
One Commerce Street
Post Office Box 1108
Montgomery, AL 36104

	Attention:	Mr. Kamal Hosein
	Facsimile:	334-240-5301
	Telephone:	334-240-5000

From:	Lehman Brothers, Inc acting as Agent,
Lehman Brothers Finance S.A., acting as Principal

Andrew Yare - Transaction Management Group
	Facsimile:	646-885-9546 (United States of America)
	Telephone:	212-526-9986

Ref. Numbers:	Effort ID: N535604 / Global Deal ID: 2025837

Dear Sir or Madam:

The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the transaction (the “Transaction”) entered into between Lehman Brothers Finance S.A. (“Party A”) and Colonial Bancgroup, Inc (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. This Confirmation is sent on behalf of both Lehman Brothers, Inc and Lehman Brothers Finance S.A.

This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency-Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule) on the Trade Date of this Transaction. In the event of any inconsistency between the provisions of that Agreement, and this Confirmation, this Confirmation will prevail for the purpose of this Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to “Swap Transaction” for purposes of the Swap Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern.

Party A and Party B each represents that entering into the Transaction is within its capacity, is duly authorized and does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party. Party A and Party B each represents that (a) it is not relying on the other party in connection with its decision to enter into this Transaction, and neither party is acting as an advisor to or fiduciary of the other party in connection with this Transaction regardless of whether the

LEHMAN BROTHERS FINANCE S.A.

TALSTRASSE 82 - P.O. BOX 2828 - CH-8021 ZURICH - SWITZERLAND

TELEPHONE (41-1) 287 88 42

other party provides it with market information or its views; (b) it understands the risks of the Transaction and any legal, regulatory, tax, accounting and economic consequences resulting therefrom; and (c) it has determined based upon its own judgment and upon any advice received from its own professional advisors as it has deemed necessary to consult that entering into the Transaction is appropriate for such party in light of its financial capabilities and objectives. Party A and Party B each represents that upon due execution and delivery of this Confirmation, it will constitute a legally valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable principles of bankruptcy and creditors’ rights generally and to equitable principles of general application.

The terms of the Transaction to which this Confirmation relates are as follows:

Agent:	Lehman Brothers Inc. (“LBI”) is acting as agent on behalf of Party A and Party B for this Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of this Transaction by either party.

Trade Date:	November 18, 2004

Effective Date:	November 23, 2004

Buyer:	Party A

Seller:	Party B

Shares:	Common stock of Colonial Bancgroup, Inc. (the “Issuer”) Ticker Symbol: (“CNB”)

Number of Shares:	8,400,000, subject to increase pursuant to Overallotment Option.

Overallotment Option:	If Party A exercises its overallotment option granted to it in section 2(b) of the Purchase Agreement (as defined below), the Number of Shares will be increased by 1,260,000 or a smaller number, pro rata with the amount of the overallotment option exercised.

Forward Price:	On the Effective Date, the Initial Forward Price, and, on any other day, (i) the Forward Price as of the immediately preceding day multiplied by the sum of (A) one plus (B) the Daily Accrual Rate for such day plus (ii) if the Settlement Date occurs prior to (A) January 12, 2005, USD 0.61, (B) April 13, 2005, USD 0.4575, (C) July 13, 2005, USD 0.305 or (D) October 12, 2005, USD 0.1525.

Initial Forward Price:	USD 21.452 per Share minus USD 0.61

Daily Accrual Rate:	For any day, (i)(A) USD-Federal Funds Rate for such day minus (B) 20 basis points divided by (ii) 365

Effort ID: 535604 / Global Deal ID: 2025837

USD-Federal Funds Rate	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>“ on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Prepayment:	Not Applicable

Variable Obligation:	Not Applicable

Exchange:	New York Stock Exchange

Related Exchange:	All Exchanges

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Party A’s ability to unwind any related hedging transactions.”

Valuation:

Valuation Time:	The close of trading on the Exchange, without regard to extended trading hours.

Valuation Date:	November 23, 2005; provided that if party B elects Cash Settlement or Net Share Settlement under Settlement Method Election below, the final Exchange Business Day upon which Party A completes the unwind of its hedge to this Transaction shall be deemed to be the Valuation Date.

Settlement Terms:

Physical Settlement:	Applicable

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that the Seller shall also be entitled to elect Net Share Settlement (as defined below).

Electing Party:	Seller

Settlement Method Election Date:	Three (3) Exchange Business Days prior to each Valuation Date disregarding the proviso under the definition of “Valuation Date”

Default Settlement Method:	Physical Settlement

Cash Settlement:	Applicable

Effort ID: 535604 / Global Deal ID: 2025837

Settlement Price:	An amount determined by the Calculation Agent equal to the average price per share of the Shares purchased by Party A in order to close-out its trading activities related to the number of Shares subject to termination pursuant to this Transaction.

Forward Cash Settlement Amount	An amount determined by the Calculation Agent equal to (i) the number of Shares subject to settlement on the relevant Settlement Date multiplied by (ii) (A) the Forward Price on the relevant Valuation Date minus (B) the Settlement Price for such Shares.

Cash Settlement Payment Date:	Three (3) Currency Business Days after the relevant Valuation Date

Net Share Settlement:	If Party B elects Net Share Settlement under the Settlement Method Election, on the relevant Settlement Date, if the Forward Cash Settlement Amount is a (i) positive number, Party A shall deliver a number of Shares to Party B equal to the Net Share Settlement Shares, and (ii) negative number, Party B shall deliver a number of Shares to Party A equal to the Net Share Settlement Shares.

Net Share Settlement Shares:	The absolute value of the Forward Cash Settlement Amount divided by the fair market value per share of the Shares as determined by the Calculation Agent, with the number of Shares rounded up in the event such calculation results in a fractional number.

Suspension of Cash or Net Share Settlement:

Suspension Period:	Any day on which Party A determines based on the advice of counsel that Cash Settlement or Net Share Settlement may violate Rules 10b-5 or 10b-18 of the Securities Exchange Act of 1934 (the “Exchange Act”), any applicable securities laws hereinafter enacted or a change in the interpretation of any existing applicable securities laws. Party A shall notify Party B if it receives such advice from its counsel. If Party B elects Cash Settlement or Net Share Settlement, notwithstanding any provision in this Agreement to the contrary, Physical Settlement shall apply if a Suspension Period occurs during the period when Party A is unwinding its hedge, but only to the extent that Party A has been unable as a result thereof to purchase Shares in an amount equal to the Number of Shares plus, if Net Share Settlement is applicable and the Forward Cash Settlement Amount is a positive number, a number of Shares equal to the Net Share Settlement Shares and has provided notice to such effect to Party B.

Effort ID: 535604 / Global Deal ID: 2025837

Dividends:	Notwithstanding any other provision hereof, if on any day occurring after the Trade Date Party B declares a distribution, issue or dividend to existing holders of the Shares of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend in an amount greater than USD 0.1525 in 2005 per Share per quarter (quarterly dividends in such amounts for 2005, “Regular Quarterly Dividends”), or (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Party B as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Party A, then Party A shall have the right to designate any Scheduled Trading Day to be a Settlement Date for the entire Transaction on at least one Scheduled Trading Days’ notice. Upon the designation of such Settlement Date, Physical Settlement shall apply.

Share Adjustments:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Calculation Agent Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

Share-for-Share:	Calculation Agent Adjustment

Share-for-Other:	Calculation Agent Adjustment

Share-for-Combined:	Calculation Agent Adjustment

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on the New York Stock Exchange, the American Stock Exchange or the NASDAQ NMS and”

Effort ID: 535604 / Global Deal ID: 2025837

Tender Offers:	The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by replacing the phrase “outstanding voting shares of the Issuer” in the fourth line thereof with “outstanding Shares of the Issuer”

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following: ““Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange or the NASDAQ NMS”.
Additional Disruption Events:

Change in Law:	Not Applicable

Insolvency Filing:

Applicable

The definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable

Effort ID: 535604 / Global Deal ID: 2025837

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:

Applicable

Section 12.9(a)(vii) and Section 12.9(b)(iv) of the Equity Definitions are amended by deleting all references to “a rate equal to or less than the Maximum Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Minimum Stock Loan Rate.” For greater certainty, the Stock Collateral Rate will be deemed to be greater than the Minimum Stock Loan Rate if the spread below the applicable floating rate decreases.

“Stock Collateral Rate” means the rate of return on collateral posted in connection with any Shares borrowed in connection with a Transaction, net of any costs or fees (including, for greater certainty, any lender’s borrow fees).

Minimum Stock Loan Rate:	USD-Federal Funds Rate minus 20 basis points

Increased Cost of Stock Borrow:

Applicable

Section 12.9(a)(viii) of the Equity Definitions shall be deleted in its entirety and replaced with the following:

“Increased Cost of Stock Borrow” means that the Hedging Party would earn a Stock Collateral Rate that is less than the Initial Stock Loan Rate. For greater certainty, the Stock Collateral Rate will be deemed to be less than the Initial Stock Loan Rate if the spread below the applicable floating rate increases.

Section 12.9 (b)(v) of the Equity Definitions is amended by deleting all references to “a rate equal to or less than the Initial Stock Loan Rate” and replacing them with “a Stock Collateral Rate that is equal to or greater than the Initial Stock Loan Rate”.

Initial Stock Loan Rate:	USD-Federal Funds Rate minus 20 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

Hedging Party:	Party A shall be the Hedging Party in connection with all Extraordinary Events

Determining Party:	Party A shall be the Determining Party in connection with all Extraordinary Events

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Effort ID: 535604 / Global Deal ID: 2025837

Additional Acknowledgments:	Applicable

Additional Provision:	If a Merger Date or Tender Offer Date is scheduled to be after the Valuation Date, the Calculation Agent will determine the economic effect on the theoretical value of the Transaction of the announcement of a potential Merger Event or Tender Offer Event (including without limitation any change in stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Valuation Date. If such economic effect is material, the Calculation Agent will adjust the terms of the Transaction to reflect such economic effect.

Miscellaneous:

Conditions to Effectiveness:	The effectiveness of this Confirmation on the Effective Date shall be subject to (i) the condition that the representations and warranties of Party B contained in the Purchase Agreement, dated the date hereof, among Party B, Lehman Brothers Inc. and the other underwriters named therein (the “Purchase Agreement”) and any certificate delivered pursuant thereto by Party B be true and correct on the Effective Date as if made on the Effective Date, (ii) the condition that Party B have performed all of the obligations required to be performed by it under the Purchase Agreement on or prior to the Effective Date and (iii) the satisfaction of all of the conditions set forth in Section 7 of the Purchase Agreement.

Early Termination Provision:	Party B may elect to terminate this Transaction, in full or in part, on any Exchange Business Day prior to the scheduled Valuation Date (such date to be deemed the “Early Valuation Date”) on giving to Party A at least three (3) Exchange Business Days prior written notice (which shall include the number of Shares subject to such notice). For the avoidance of doubt (i) the Early Valuation Date shall then be deemed to be the Valuation Date with respect to the number of Shares being terminated pursuant to such notice and (ii) this Transaction shall continue with the Number of Shares being reduced by the number of Shares being terminated pursuant to such notice.

Additional Representations, Warranties and Agreements of Party B:	Party B hereby represents and warrants to, and agrees with, Party A as of the date hereof that: (a) Any Shares, when issued and delivered in accordance with the terms of the Transaction, will be

Effort ID: 535604 / Global Deal ID: 2025837

duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(b) Party B has reserved and will keep available, free from preemptive rights, out of its authorized but unissued Shares, solely for the purpose of issuance upon settlement of the Transaction as herein provided the full number of Shares as shall then be issuable upon Physical Settlement of the Transaction. All Shares so issuable shall, upon such issuance, be accepted for listing on the Exchange.

(c) Party B agrees not to repurchase any Shares if, immediately following such repurchase, the Number of Shares would be equal to or greater than [8.0%] of the number of then-outstanding Shares.

(d) Party B is not insolvent, nor will Party B be rendered insolvent as a result of this Transaction.

(e) After giving notice of its intent to elect Net Share Settlement or Cash Settlement, neither Party B nor any of its affiliates shall take any action that would cause any purchases of Shares in connection with any such Net Share Settlement or Cash Settlement of this Transaction not to comply with Rule 10b-18 under the Exchange Act.

(f) Party B is an “eligible contract participant” (as such term is defined in Section 1(a)(12) of the Commodity Exchange Act, as amended).

(g) In addition to any other requirements set forth herein, Party B agrees not to elect Net Share Settlement or Cash Settlement if such settlement would result in a violation of the U.S. federal securities laws or any other federal or state law or regulation applicable to Party B.

(h) Party B is not entering into this Transaction on behalf of or for the accounts of any other person or entity, and will not transfer or assign its obligations under this Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of this Transaction.

(i) Party B represents that any Registration Statement (as defined below), for purposes of facilitating Party A’s hedging of this Transaction, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make

Effort ID: 535604 / Global Deal ID: 2025837

the statements therein not misleading. Party B represents that any prospectus delivered to Party A in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(j) Neither Party A nor any of its affiliates has advised Party B with respect to any legal, regulatory, tax, accounting or economic consequences arising from this Transaction, and neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above), or advisor for Party B in connection with this Transaction.

(k) Each of its required filings under all applicable securities laws have been filed and that, as of the respective dates thereof, such filings did not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. It is not entering into this Transaction while in possession of material non-public information concerning the business, operations or prospects of the Issuer.

(l) It is not entering into this Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares).

(m) It has not entered into any obligation that would contractually limit it from effecting Physical Settlement, Net Share Settlement or Cash Settlement under this Transaction and it agrees not to enter into any such obligation during the term of this Transaction.

Additional Provisions:	(i) A registration statement (“Registration Statement”), which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”)), covering public resale of at least the Number of

Effort ID: 535604 / Global Deal ID: 2025837

Shares to be purchased by Party A shall have been filed with, and declared effective by, the
Securities and Exchange Commission no later than one Exchange Business Day prior to the Trade
Date and such Registration Statement shall continue to be in effect at all times to and including the date that Party A or it’s affiliate(s) has fully and completely established its hedge.

(ii) The contents of such Registration Statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Party A,

(iii) Party A shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Party B customary in scope for transactions pursuant to which Party
A acts as an underwriter of equity securities and the results of such investigation are satisfactory to Party A, in its discretion, and

(iv) As of the Trade Date, the Purchase Agreement shall have been entered into with Party A in connection with the public resale by Party A of the Shares comprising Party A’s hedge.

Covenant of Party B:	The parties acknowledge and agree that any Shares delivered by Party B to Party A on any Settlement Date and returned by Party A to securities lenders from whom Party A borrowed Shares in connection with hedging its exposure to the Transaction will be freely saleable without further registration or other restrictions under the Securities Act, in the hands of those securities lenders. Accordingly, Party B agrees that the Shares that it delivers to Party A on the Settlement Date will not bear a restrictive legend and that such Shares will be deposited in, and the delivery thereof shall be effected through the facilities of, the Clearance System.

Covenant of Party A:	Party A shall use any freely tradable Shares delivered by Party B to Party A on any Settlement Date to return to securities lenders.

Private Placement Procedures:	If Party B is unable to comply with the provisions of “Covenant of Party B” above because of a change in law, or Party A otherwise determines that in its reasonable opinion any Shares to be delivered to Party A by Party B pursuant to Physical Settlement or Net

Effort ID: 535604 / Global Deal ID: 2025837

Share Settlement may not be freely returned by Party A to securities lenders as described under
“Covenant of Party B” above, then delivery of any such Shares (the “Restricted Shares”) shall be effected pursuant to this provision, unless waived by Party A.

If Party B delivers the Restricted Shares pursuant to this provision (a “Private Placement
Settlement”), then delivery of Restricted Shares by Party B shall be effected in customary private placement procedures with respect to such Restricted Shares reasonably acceptable to Party A;
provided that Party B may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(2) of the Securities Act for the sale by Party B to Party A (or any affiliate designated by Party A) of the Restricted Shares or the exemption pursuant to Section 4(1) or
Section 4(3) of the Securities Act for resales of the Restricted Shares by Party A (or any such affiliate of Party A). The Private Placement Settlement of such Restricted Shares shall include customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Party A, due diligence rights (for Party A or any designated buyer of the Restricted Shares by Party A), opinions and certificates, and such other documentation as is customary for private placement agreements, all reasonably acceptable to Party A. In the case of a
Private Placement Settlement, Party A shall, in its good faith discretion, adjust the amount of
Restricted Shares to be delivered to Party A hereunder in a commercially reasonable manner to reflect the fact that such Restricted Shares may not be freely returned to securities lenders by
Party A and may only be saleable by Party A at a discount to reflect the lack of liquidity in
Restricted Shares. Notwithstanding the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Party A to Party
B of the number of Restricted Shares to be delivered pursuant to this provision. For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Settlement Date that would otherwise be applicable.

Maximum Share Delivery:	Notwithstanding any other provision of this Confirmation, in no event will either party be required to deliver on any Settlement Date, whether pursuant to Physical Settlement, Net Share Settlement or any Private Placement Settlement, more than 96,600,000 Shares to the other party.

Effort ID: 535604 / Global Deal ID: 2025837

No Collateral:	Notwithstanding Section 6(f) or any other provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Party A and Party B hereunder are not secured by any collateral.

Status of Claims in Bankruptcy:	Party A acknowledges and agrees that this Confirmation is not intended to convey to Party A rights with respect to the transactions contemplated hereby that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided, however, that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to this Confirmation and the Agreement.

Limit on Beneficial Ownership:	Notwithstanding any other provisions hereof, Party A shall not be entitled to receive Shares hereunder (whether in connection with the purchase of Shares on the Settlement Date or otherwise) to the extent (but only to the extent) that such receipt would result in Party A and its affiliates directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.5% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Party A and its affiliates directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Party A gives notice to Party B that such delivery would not result in Party A and its affiliates directly or indirectly so beneficially owning in excess of 9.5% of the outstanding Shares.

Effort ID: 535604 / Global Deal ID: 2025837

Bankruptcy Code:

Without limiting any other protections under the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), the Parties hereto intend for:

(a) This Transaction and the Agreement to be a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Section 560 of the Bankruptcy Code.

(b) A party’s right to liquidate this Transaction and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement or this Transaction to constitute a “contractual right” as described in Section 560 of the Bankruptcy Code.

(c) Any cash, securities or other property provided as performance assurance, credit support or collateral with respect to this Transaction or the Agreement to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

(d) All payments for, under or in connection with this Transaction or the Agreement, all payments for any securities or other assets and the transfer of such securities or other assets to constitute “transfers” under a “swap agreement” as defined in the Bankruptcy Code.

Payments on Early Termination:	Party A and Party B agree that for this Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply.

Addresses for Notices:	For the purpose of Section 12(a) of the Agreement:

Address for notices or communications to Party A:

	Address:	Lehman Brothers Finance S.A.
Talstrasse 82 - P.O. BOX 2828
CH 8021 ZURICH - SWITZERLAND
	Attention:	Mr. Urs Bressan
	Telephone No.:	(41-1) 287 88 42
	Facsimile No.:	(41-1) 287 8828

With a copy to:

	Address:	Lehman Brothers, Inc
745 Seventh Avenue New York NY 10019
	Attention:	Mr. Andrew Yare
	Telephone No.:	212-526-9986
	Facsimile No.:	646-885-9546

Effort ID: 535604 / Global Deal ID: 2025837

Address for notices or communications to Party B:

	Address:	Colonial Bankgroup, Inc.
One Commerce Street
Post Office Box 1108
Montgomery, AL 36104
	Attention:	Mr. Kamal Hosein

	Telephone No.:	334-240-5296
	Facsimile No.:	334-240-5295

Office:	For the purposes of this Transaction, Party A is not a Multibranch Party, and Party B is not a Multibranch Party.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under this Transaction, in whole and not in part, to any Affiliate of Lehman Brothers Holdings Inc. (“Holdings”) effective upon delivery to Party B of the full unconditional guarantee by Holdings, in favor of Party B, of the obligations of such Affiliate; provided, however, any provision to the contrary in the Agreement, when executed, shall take precedence over this election.

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine).

Guaranty:	The Guaranty of Holdings, which will be a Credit Support Document and which Party A will provide upon execution of this Confirmation. Holdings will be a Credit Support Provider with respect to Party A.

Termination Currency:	USD

Calculation Agent:	Lehman Brothers Inc.

Effort ID: 535604 / Global Deal ID: 2025837

THE SECURITIES REPRESENTED BY THE CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.

Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers Finance S.A.		The Colonial BancGroup Inc.

By:	/s/ Nadia Casanova	By:	/s/ Sarah H. Moore
Name:	Nadia Casanova	Name:	Sarah H. Moore
Title:	Authorized Signatory	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Diana Nottingham
Name:	Diana Nottingham
Title:	Authorized Signatory

Execution time will be furnished upon Counterparty’s written request.

Effort ID: 535604 / Global Deal ID: 2025837